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                                                        EXHIBIT 10(x)

                                   UST CORP.

                       SENIOR OFFICER SEVERANCE PAY PLAN
                                JANUARY 1, 1995


I.       PURPOSE

         This Plan is intended to provide salary continuation to certain designated Senior Officers of UST Corp. (the "Company") in the event that their employment is terminated as provided hereafter due to a reduction in force or a corporate restructuring or following a Change of Control.


II.      ELIGIBILITY TO PARTICIPATE

         A. In order to be eligible to participate in this Plan, you must be currently designated, in writing, by the Chief Executive Officer of the Company or his designee as a "Senior Officer" for purposes of this Plan.

III.     QUALIFYING EVENTS

         A. An employee eligible to participate in this Plan under Section II above (a "participating employee") is entitled to receive benefits under the Plan only if all of the following three conditions are met: (i) the employee is on the Company's active payroll or on a leave of absence that has been approved in writing, with guaranteed reinstatement, at the time his/her employment terminates; and (ii) termination occurs in one of the following circumstances:

              1. The participating employee's employment is terminated as a result of the elimination of his/her position with the Company in conjunction with a reduction in force or a corporate restructuring and the employee is not offered employment in a comparable position with the Company or one of its Affiliates; or

              2. The employee's employment is terminated other than for Cause by the Company within twelve (12) months following a Change of Control; and

              3. The employee is not then covered by another severance pay plan or by an individual employment agreement or other severance arrangement providing benefits that in the aggregate are comparable to or exceed those for which the employee would otherwise be eligible under this Plan;





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         and (iii) the participating employee executes the release of claims attached hereto and marked "A" (the "Employee Release") within forty-five (45) days of the date on which he/she receives notice of termination of his/her employment, and does not timely revoke it.

IV.      EXCLUSIONS

         A. The following are examples of events in which an employee would not qualify for benefits under this Plan:

              1. The employee resigns or otherwise voluntarily leaves his/her employment with the Company; or

              2. The employee's employment is terminated by the Company for Cause; or

              3. The employee is offered comparable employment at the time of the elimination of his/her position; or

              4. The employee is temporarily laid off, as determined by the Company; or

              5. The employee is on a leave of absence which has not been approved in writing or as to which reinstatement is not guaranteed; or

              6.      The employee elects not to execute the Employee Release.

         B. This Plan does not constitute a contract of employment for a specific term or otherwise alter the at-will nature of the employment relationship between any employee and the Company.


V.       BENEFITS

         A. Benefits under this Plan are determined by length of service, as follows:

              1. Twenty-six (26) weeks pay, at the participating employee's final base rate of pay, if the participating employee has completed less than five (5) full years of service with the Company as of the date employment terminates; or

              2. Thirty-nine (39) weeks pay, at the participating employee's final base rate of pay, if the participating employee has completed five (5) full years or more of service with the Company as of the date his/her employment terminates.





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              3.      In the case of any participating employee employed on a
                      part-time basis, benefits hereunder shall be pro- rated, based on the number of hours the employee is regularly scheduled to work per week.

         B. Provided that the participating employee elects to receive benefits as salary continuation under option 2 of paragraph D of this Section V, and provided further that the participating employee is currently enrolled in, and exercises his/her right to continue coverage under the Company's group health plan in accordance with applicable federal law ("COBRA"), then, for the duration of the period in which the participating employee is receiving such salary continuation or, if earlier, until the date the participating employee ceases to be eligible for continued coverage in accordance with COBRA, the Company shall continue to pay that share of the premium cost of the participating employee's coverage and that of his/her eligible dependents under the Company's group health plan that it pays for active employees of the Company and their eligible dependents generally or, following a Change of Control, the amount the Company was paying for active employees of the Company and their eligible dependents generally immediately prior to such Change of Control, if greater.

         C. For purposes of determining the length of service of a participating employee hereunder, service with the Company which occurred prior to a break in service of two (2) years or more shall not be included.

         D. Benefits under Section V.A for which a participating employee is eligible shall be reduced by all taxes and other amounts which the Company is required to withhold under applicable law and shall be payable, at the participating employee's election, (1) in a single lump sum within thirty (30) days following the effective date of the Employee Release or (B) as salary continuation payable at the Company's regular payroll periods and in accordance with its regular payroll practices commencing on the next payday immediately following the effective date of the Employee Release, but retroactive to the date of termination of the participating employee's employment.

         E. Benefits otherwise payable under this Plan shall be reduced by any amounts to which the employee is entitled under applicable law as a result of the termination of his/her employment.

         F. The Company pays the full cost of benefits provided under this Plan from the Company's general assets.

         G. Benefits under this Plan are not assignable or subject to alienation. Likewise, benefits are not subject to attachments by creditors or through legal process against the Company or any employee.





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         H.   Notwithstanding anything to the contrary contained herein, any and all payments to be provided hereunder to or on behalf of any participating employee are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Company and/or any of its Affiliates.

VI.      DEFINITIONS

         A. Words or phrases which are initially capitalized or within quotation marks shall have the meanings provided in this Section VI and as provided elsewhere herein. For purposes of this Plan, the following definitions apply:

              1. An "Affiliate" means any individual, corporation or other entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

              2. "Cause" for termination means only (i) the employee's refusal to perform or gross negligence in the performance of, his/her duties and responsibilities for the Company or (ii) the employee's fraud, embezzlement or other material dishonesty with respect to the Company or any of its Affiliates or (iii) an action or omission by the employee in violation of the banking or other laws governing the operations of the Company and/or (iv) the employee's conviction of, or plea of no contest to, a felony, each as communicated to the employee by notice from the Company setting forth in reasonable detail the nature of such Cause.

              3. A "Change of Control" shall be deemed to have been consummated if hereafter

                               (i) any "person", as such term used in Section
                      13(d) and 14(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") other than the Company or any of its subsidiaries or affiliates or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries or affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3, as amended, as promulgated under the Exchange Act), directly or indirectly, of securities representing twenty-five (25%) percent or more of the combined voting power of the Company's then outstanding securities; or

                               (ii) during any period of two consecutive years
                      (not including any period prior to the establishment of this Plan), individuals who at the





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                      beginning of such period constitute the Board of
                      Directors of the Company (the "Board"), and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or
                      (iv) of this Section V.A.3) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

                               (iii) the stockholders of the Company approve a
                      merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change of Control; or

                               (iv) the stockholders of the Company approve a
                      plan of complete liquidation of the Company; or

                               (v) there occurs a closing of a sale or other disposition by the Company of all or substantially all of the Company's assets.

              4. The "Company" means UST Corp. or, following a Change of Control, any successor of UST Corp.


VII.     ADMINISTRATION, CLAIMS PROCEDURE AND GENERAL INFORMATION

         A. The Company reserves the right to amend, modify and terminate the Plan. Also, the Company, as the Plan administrator within the meaning of ERISA, reserves full discretion to administer the Plan in all of its details, subject to the requirements of law. The Company shall have such discretionary powers as are necessary to discharge its duties. Any interpretation or determination that the Company makes regarding this Plan, including without limitation determinations of





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              eligibility, participation and benefits, will be final and conclusive, in the absence of clear and convincing evidence that the Company acted arbitrarily and capriciously.

         B. Notwithstanding anything to the contrary contained herein, this Plan may not be modified, amended or terminated during the first twelve (12) months following a Change of Control, excluding only such administrative changes as may be required for the assumption of this Plan by the successor of the Company upon a Change of Control, and any participating employee who is designated as an "Senior Officer" for purposes of this Plan at the time of a Change of Control will remain so designated for twelve (12) months following that Change of Control.

         C. If you believe you are being denied any rights under the Plan, you may file a claim in writing with the Company, as Plan administrator. If your claim is denied, in whole or in part, the Plan administrator will notify you in writing, giving the specific reasons for the decision, including specific reference to the pertinent Plan provisions and a description of any additional material or information necessary to perfect your claim and an explanation of why such material or information is necessary. The written notice will also advise you of your right to request a review of your claim and the steps that need to be taken if you wish to submit your claim for review. If the Plan administrator does not notify you of its decision within 90 days after it had received your claim (or within 180 days, if special circumstances exist requiring additional time, and if you had been given a written explanation for the extension within the initial 90-day period), you should consider your claim to have been denied. At this time you may request a review of the denial of your claim.

              A request for review must be made in writing by you or your duly authorized representative to the Company, as Plan administrator, within 60 days after you have received the notice of denial. As part of your request, you may submit written issues and comments to the Plan administrator, review pertinent documents, and request a hearing. The Plan administrator's written decision will be made within 60 days (or 120 days if a hearing is held or if other special circumstances exist requiring more than 60 days and written notice of the extension is provided to you within the initial 60-day period) after your request has been received. Again, the decision will include specific reasons, including references to pertinent Plan provisions.





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                                      "A"

                               RELEASE OF CLAIMS

         FOR AND IN CONSIDERATION OF the special payments to be made to me in connection with my separation of employment, as set forth in UST Corp. Senior Officer Severance Pay Plan (the "Plan"), I, on my own behalf and on behalf of my heirs, beneficiaries and representatives and all others connected with me, hereby release and forever discharge UST Corp. (the "Company"), its subsidiaries and affiliates, and all of their respective officers, directors, employees, agents, representatives, sucessors and assigns and all others connected with them (all collectively, the "Releasees"), both individually and in their official capacities, from any and all liabilities, claims, demands, actions and causes of action of any type (all collectively "Claims") which I have had in the past, now have, or might now have, through the date of my execution of this Release of Claims, in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state or local employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Massachusetts fair employment practices act, as amended).

         Excluded from the scope of this Release of Claims is (i) any claim arising hereafter under the terms of the Plan or under the terms of any of the Company's other employee benefit plans (including without limitation the Company's employee pension plan, profit sharing plan or stock ownership plan) and (ii) any right of indemnification or contribution pursuant to the Articles of Organization or By-Laws of the Company that I have or hereafter acquire if any claim is assert or proceedings are brought against me by any governmental or regulatory agency, or by any customer, creditor, employee or shareholder of the Company, or by any self- regulatory organization, stock exchange or the like, related or allegedly related to my having been an officer or employee of the Company or to any of my activities as an officer or employee of the Company.

         By acceptance of or reliance on this Release of Claims, the Company promises that neither it nor any of the other Releasees affiliated with the Company will take any action that is designed, specifically as to me or with respect to a class of similarly situated former employees, to reduce or abrogate, or may reasonably be expected to result in an abridgement or elimination of, any rights of indemnification or contribution available to me pursuant to the Articles of Organization or By-Laws of the Company, or under any policy or policies of directors and officers liability insurance affording coverage to former officers and in effect from time to time, unless any such abridgement or elimination of rights is also generally applicable to then-current officers and employees of the Company.

         In signing this Release of Claims, I acknowledge that I have had at least forty-five (45) days from the date of my receipt of notice of termination of my employment to consider the terms of this Release of Claims, that I am encouraged by the Company to seek the advice of an attorney prior to signing this Release of Claims and that I am signing this Release of Claims voluntarily and





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with a full understanding of its terms.  I understand that I may revoke this
Release of Claims at any time within seven (7) days of the date of my signing by written notice to the President of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

         IN WITNESS WHEREOF, I have set my hand and seal on the date written below.


Signature: _________________________________

Date Signed: _______________________________





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